Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL

RESULTS FOR SECOND QUARTER OF FISCAL 2012

WALTHAM, Mass., – March 7, 2012 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its second quarter of fiscal year 2012 ended January 31, 2012.

Financial Summary

•	Net revenue of $178.6 million, compared to $234.2 million in the second quarter of fiscal 2011
•	Gross margin, as a percentage of revenue, of 9.0%, compared to 10.0% in the second quarter of fiscal 2011
•

Operating loss of $13.5 million, compared to operating loss of $26.3 million in the second quarter of fiscal 2011. Operating loss for the second quarter of fiscal 2011 included non-cash impairment charges of $27.2 million

•	Non-GAAP operating loss of $4.0 million, compared to Non-GAAP operating income of $8.1 million in the second quarter of fiscal 2011
•	Working capital of $169.8 million, compared to $184.2 million at July 31, 2011

Consolidated Financial Results

“We saw challenging economic and client-specific conditions affect revenue in the second quarter,” said Joseph C. Lawler, president and chief executive officer of ModusLink Global Solutions. “Revenue was primarily affected by the adverse economic environment in Europe, a client in the Americas that discontinued its product and certain clients in the computing market that experienced short-term supply constraints that mainly affected results in Asia.”

“Despite these challenges, we continued to make progress executing our plan to grow revenue from new programs and achieve our cost reduction objectives. We have developed the highest level of sales opportunities since before the global economic recession. In addition, compared to the same period last year, the estimated annualized revenue from new programs closed in the first half of the fiscal year increased more than 50 percent, and we expect this to benefit revenue in future quarters. Through our cost reduction plan, we remain on track to achieve our stated objectives of annualized cost savings of $30 to $40 million,” continued Lawler.

ModusLink reported net revenue of $178.6 million for the second quarter of fiscal 2012, a decrease of 23.7%, compared to net revenue of $234.2 million reported in the second quarter of fiscal 2011. The decline was primarily due to the adverse economic environment in Europe, a client in the Americas that discontinued its product and certain clients in the computing market experiencing negative impacts related to supply constraints. Revenue from the Company’s base business in the second quarter of fiscal 2012 was $164.4 million, compared to $205.2 million in the same period a year ago. Revenue from new programs in the second quarter of fiscal 2012 was $14.1 million, compared to $29.0 million in the same period last year.(1)

Gross profit for the second quarter of fiscal 2012 was $16.1 million, or 9.0% of revenue, compared to $23.4 million, or 10.0% of revenue, in the second quarter of fiscal 2011. The decrease in gross margin as a percentage of revenue was primarily due to lower revenue.

Included in the Company’s operating results for the second quarter of fiscal 2012 were selling, general and administrative expenses of $24.6 million, compared to $20.5 million in the same quarter of fiscal 2011. The increase in SG&A expenses was primarily due to one-time costs associated with the contested 2011 annual meeting, the planned one-time costs for consulting related to the Company’s investment and cost reduction plan and the previously announced investments in sales and marketing.

Restructuring expenses for the second quarter of fiscal 2012 were $4.6 million, compared to $0.4 million in the second quarter of fiscal 2011. These expenses related to the Company’s actions to reduce facility and employee costs associated with facilities in Ireland, France, the Netherlands, China and the U.S.

Operating loss for the second quarter of fiscal 2012 was $13.5 million, compared to operating loss of $26.3 million in the second quarter of fiscal 2011. Results for the second quarter of fiscal 2011 included non-cash goodwill and intangible asset impairment charges of $27.2 million.

Other income for the second quarter of fiscal 2012 was $0.6 million, compared to an expense of $0.8 million in the second quarter of fiscal 2011. The improvement was primarily the result of foreign exchange transaction gains in the second quarter of fiscal 2012, compared to foreign exchange transaction losses in the second quarter of 2011.

Net loss for the second quarter of fiscal 2012 was $12.6 million, or ($0.29) per share, compared to net loss of $28.3 million, or ($0.65) per share, for the same period in fiscal 2011.

Excluding net charges related to depreciation, amortization of intangible assets, impairment of goodwill and intangible assets, share-based compensation, and restructuring, the Company reported a non-GAAP operating loss of $4.0 million for the second quarter of fiscal 2012, compared to non-GAAP operating income of $8.1 million for the same period in fiscal 2011.

As of January 31, 2012, the Company had working capital of $169.8 million, which included cash, cash equivalents and marketable securities totaling $95.8 million.

For the second quarter of fiscal 2012, net cash used for operating activities was $10.0 million, compared to cash flow from operating activities of $11.2 million in the same period in 2011. Cash used for operating activities in the second quarter of fiscal 2012 reflected the net loss reported during the period as well as working capital requirements related to new business.

Outlook

ModusLink has a cautious outlook based on the economic and client-specific conditions that its clients experienced in the second quarter of fiscal 2012. However, for the third quarter of fiscal 2012, the Company expects revenue to be similar to revenue reported in the second quarter of fiscal 2012, despite the third quarter historically being seasonally lower on a sequential basis. The Company’s expectations for the third quarter assume the effects of supply constraints recently experienced by certain computing clients will begin to abate and revenue from new programs will improve on a sequential basis as a result of the Company’s sales and marketing activities.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its fiscal 2012 second quarter results at 5:00 p.m. ET on March 7, 2012. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 15 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

(1)	New programs defined as client programs that have been executed for fewer than 12 months. Base business defined as client programs that have been executed for 12 months or more.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-

operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected results of the Company’s plans to grow revenue from new programs and achieve its cost reduction objectives; the Company’s assessment of its future potential sales opportunities; the assessment and estimate of the Company’s annualized revenue for new programs closed in the first half of fiscal 2012 compared with the prior year period; the Company’s prospects of achieving annualized savings of $30 million to $40 million; the timing and impact of the expected benefits of the Company’s investment and cost reduction plan; the Company’s expectation as to the abatement of its clients’ supply constraints; the Company’s expectation as to revenue from new programs and total revenue in the third fiscal quarter of fiscal 2012 compared to new business revenue and total revenue, respectively, in the second fiscal quarter of fiscal 2012. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including the announced investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; the Company’s pipeline of sales opportunities represents potential sales transactions and estimated annual revenue therefrom and there can be no assurance that such sales efforts will be successful or that the potential revenue will be realized; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

Communications Director

farrah_phillipo@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended January 31,			Six months ended January 31,
	2012	2011	Fav (Unfav)	2012	2011	Fav (Unfav)
Net revenue	$178,588	$234,150	(23.7%)	$384,739	$470,529	(18.2%)
Cost of revenue	162,521	210,759	22.9%	343,179	424,784	19.2%

Gross profit	16,067	23,391	(31.3%)	41,560	45,745	(9.1%)

	9.0%	10.0%	(1.0%)	10.8%	9.7%	1.1%
Operating expenses:
Selling, general and administrative	24,607	20,458	(20.3%)	46,805	43,009	(8.8%)
Amortization of intangible assets	332	1,679	80.2%	663	3,358	80.3%
Impairment of goodwill & intangible assets	—	27,166	100.0%	—	27,166	100.0%
Restructuring, net	4,597	412	(1015.8%)	5,352	1,201	(345.6%)

Total operating expenses	29,536	49,715	40.6%	52,820	74,734	29.3%

Operating loss	(13,469)	(26,324)	48.8%	(11,260)	(28,989)	61.2%
Other income (expense)	566	(774)	173.1%	1,397	(3,425)	140.8%

Loss from continuing operations before taxes	(12,903)	(27,098)	52.4%	(9,863)	(32,414)	(69.6%)
Income tax expense	380	1,132	66.4%	2,251	2,441	7.8%

Loss from continuing operations	(13,283)	(28,230)	52.9%	(12,114)	(34,855)	65.2%
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	670	(104)	744.2%	670	(149)	549.7%

Net loss	$(12,613)	$(28,334)	55.5%	$(11,444)	$(35,004)	67.3%

Basic and diluted loss per share:
Loss from continuing operations	$(0.31)	$(0.65)	52.3%	$(0.28)	$(0.81)	65.4%
Income from discontinued operations	0.02	—	100.0%	0.02	—	100.0%

Basic and diluted loss per share	$(0.29)	$(0.65)	55.4%	$(0.26)	$(0.81)	67.9%

Shares used in computing basic loss per share	43,434	43,279		43,367	43,284

Shares used in computing diluted loss per share	43,434	43,279		43,367	43,284

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	January 31, 2012	January 31, 2011	January 31, 2012	January 31, 2011
Net revenue:
Americas	$59,619	$76,269	$129,285	$157,092
Asia	51,370	62,794	112,252	120,292
Europe	50,560	78,101	108,013	155,799
TFL	8,888	7,782	16,967	17,527
All other	8,150	9,204	18,222	19,819

	$178,588	$234,150	$384,739	$470,529

Operating loss:
Americas	$(2,969)	$(17,997)	$(3,139)	$(21,494)
Asia	4,748	8,226	14,048	13,082
Europe	(7,312)	486	(9,100)	1,141
TFL	(1,211)	(13,567)	(2,606)	(14,571)
All other	(33)	213	987	1,002

	(6,777)	(22,639)	190	(20,840)
Other reconciling items	(6,691)	(3,685)	(11,450)	(8,149)

	$(13,468)	$(26,324)	$(11,260)	$(28,989)

Non-GAAP operating income (loss):
Americas	$(1,170)	$101	$91	$(913)
Asia	6,032	10,115	17,038	16,974
Europe	(2,362)	2,179	(2,771)	4,297
TFL	(988)	(1,951)	(2,303)	(2,618)
All other	453	714	1,943	1,987

	1,965	11,158	13,998	19,727
Other reconciling items	(5,970)	(3,035)	(10,091)	(6,901)

	$(4,005)	$8,123	$3,907	$12,826

Note: The Company defines non-GAAP operating income (loss) as total operating income (loss) excluding net charges related to depreciation, amortization of intangible assets, impairment of goodwill and long-lived assets, share-based compensation, and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME (LOSS) TO GAAP OPERATING LOSS AND NET LOSS

NON-GAAP operating income (loss)	$(4,005)	$8,123	$3,907	$12,826
Adjustments:
Depreciation	(3,536)	(4,196)	(7,272)	(8,193)
Amortization of intangible assets	(332)	(1,679)	(663)	(3,358)
Impairment of goodwill & intangible assets	—	(27,166)	—	(27,166)
Stock-based compensation	(998)	(994)	(1,880)	(1,897)
Restructuring, net	(4,597)	(412)	(5,352)	(1,201)

GAAP operating loss	$(13,468)	$(26,324)	$(11,260)	$(28,989)

Other income (expense), net	565	(774)	1,397	(3,425)
Income tax expense	(380)	(1,132)	(2,251)	(2,441)
Income (loss) from discontinued operations	670	(104)	670	(149)

Net loss	$(12,613)	$(28,334)	$(11,444)	$(35,004)

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2012	July 31, 2011	January 31, 2011
Assets:
Cash and cash equivalents	$95,618	$111,225	$154,217
Available-for-sale securities	132	131	222
Trade accounts receivable, net	156,195	146,411	140,892
Inventories, net	94,675	77,102	79,667
Prepaid and other current assets	10,325	10,876	12,084

Total current assets	356,945	345,745	387,082

Property and equipment, net	43,371	47,299	49,942
Investments in affiliates	12,352	12,016	12,997
Goodwill	3,058	3,058	3,058
Intangible assets, net	4,029	4,699	6,798
Other assets	10,318	9,545	10,307

	$430,073	$422,362	$470,184

Liabilities:
Current portion of capital lease obligations	$29	$43	$38
Accounts payable	135,970	114,588	111,205
Current portion of accrued restructuring	4,978	1,456	2,123
Accrued income taxes	—	180	—
Accrued expenses	37,776	36,384	38,755
Other current liabilities	6,934	7,029	6,949
Current liabilities of discontinued operations	1,452	1,817	1,686

Total current liabilities	187,139	161,497	160,756

Long-term portion of accrued restructuring	109	8	484
Long-term portion of capital lease obligations	32	22	10
Other long-term liabilities	15,755	15,773	15,791
Non-current liabilities of discontinued operations	983	1,883	2,587

	16,879	17,686	18,872
Stockholders' equity	226,055	243,179	290,556

	$430,073	$422,362	$470,184